Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA -- February 3, 2005

For Immediate Release	Contact: John Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Announces Record Sales and 13% Q4 'Comp'

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record sales for the fourth quarter and fiscal year ended January 31, 2005.

Total sales for the fourth quarter jumped 43% to a record $251.6 million. Total comparable store sales for the quarter at our Anthropologie, Free People and Urban Outfitters stores were up 17%, 58% and 10%, respectively, for a combined 13% increase versus a combined 21% 'comp' increase for the same quarter last year. Direct-to-consumer sales rose 69% for the quarter, led by exceptional growth at Anthropologie Direct, Urban Outfitters Direct and the addition of our new Free People web site. Free People Wholesale sales leapt by 106% for the quarter.

"We are very pleased to finish this record breaking year with another exceptional quarterly performance," said Richard A. Hayne, Chairman and President. "Comparable store sales during January were nicely positive with response to our spring transitional offerings very strong across all brands. The Free People Wholesale and Direct businesses continue to drive very significant sales gains as well," Mr. Hayne added.

Sales for the year ended January 31, 2005 rose 51%, to a record $827.8 million. Total comparable store sales for FY 2005 increased by 22% versus a 13% increase last year. Direct-to-consumer sales surged by 84% while Free People Wholesale sales jumped by 56%.

Net sales for the periods were as follows:

	Three months ended		Twelve months ended
	January 31,		January 31,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Urban Outfitters store sales	$112,241	$ 83,492	$384,371	$267,641
Anthropologie store sales	98,814	69,451	320,621	211,144
Direct-to-consumer sales	33,434	19,723	93,913	51,144
Free People sales	7,134	3,457	28,845	18,432
Total net sales	$251,623	$176,123	$827,750	$548,361

During Fiscal 2005, the Company opened 13 Anthropologie stores, 14 Urban Outfitters stores and 1 Free People store or 28 new stores in total. The Company plans to open 30 to 32 new stores, including 2 to 3 new Free People stores, during Fiscal 2006. Management expects to release the Company's Fiscal 2005 financial and operating results on March 10, 2005.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 75 Urban Retail stores in the United States, Canada, and Europe; an Urban web site; 65 Anthropologie Retail stores in the United States; an Anthropologie catalog and web site; and Free People, the Company's wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through two Free People stores and a web-site.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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